Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan, as amended and restated March 8, 2001, and the Employee Stock Purchase Plan of Silicon Laboratories Inc. of our report dated February 9, 2005 with respect to the consolidated financial statements of Silicon Laboratories Inc., Silicon Laboratories Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc. included in the Annual Report (Form 10-K) for the fiscal year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Austin, Texas
February 9, 2005